UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                  Commission File No.: 001-31756

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-K  |_| Form 20-F   |_| Form 11-K    |X| Form 10-QSB
             |_| Form 10D   |_| Form N-SAR  |_| Form N-CSR

      For Period Ended:      July 31, 2005
                        -----------------------

      |_|   Transition Report on Form 10-K
      |_|   Transition Report on Form 20-F
      |_|   Transition Report on Form 11-K
      |_|   Transition Report on Form 10-Q
      |_|   Transition Report on Form N-SAR
      For the Transition Period Ended:
                                          -----------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full name of registrant

Argan, Inc.

--------------------------------------------------------------------------------
Former name if applicable

Puroflow Incorporated

--------------------------------------------------------------------------------
Address of principal executive office (Street and number)

One Church Street, Suite 302

--------------------------------------------------------------------------------
City, state and zip code

Rockville, Maryland 20850
--------------------------------------------------------------------------------

                                     PART II
                             RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a)   The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)   The subject annual report,  semi-annual report, transition report on
    |       Form 10-K,  Form 20-F,  11-K or Form N-SAR or Form N-CSR, or portion
    |       thereof,  will be filed on or  before  the  fifteenth  calendar  day
|X| |       following the prescribed due date; or the subject  quarterly  report
    |       or transition report on Form 10-Q or subject  distribution report on
    |       Form 10-D, or portion thereof,  will be filed on or before the fifth calendar day following the prescribed due date; and
      (c)   The  accountant's  statement  or  other  exhibit  required  by  Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant will be delayed in filing its Quarterly Report on Form 10-QSB because certain information required to present its financial statements is not yet available.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Rainer H. Bosselmann           (301)                        315-0027
--------------------------------------------------------------------------------
(Name)                       (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 |X| Yes |_|  No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                                   Argan, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   September 13, 2005              By  /s/ Rainer Bosselmann
     ----------------------                -------------------------------------
                                           Rainer H. Bosselmann, Chairman of the
                                           Board and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.